FURR'S/BISHOP'S, INCORPORATED
                               6901 Quaker Avenue
                              Lubbock, Texas 79493





     DO NOT BE MISLED BY TEACHERS'LAST-MINUTE EFFORT TO SEIZE CONTROL OF YOUR COMPANY!

     YOUR BOARD BELIEVES THAT TEACHERS DOES NOT REPRESENT THE BEST LONG-TERM INTEREST OF ALL THE STOCKHOLDERS.




                                  May 15, 1998

To Furr's/Bishop's Stockholders:

         Teachers Insurance and Annuity Association of America (Teachers) has filed preliminary proxy materials with the SEC indicating they intend to make a "Saturday Night Special," last-minute effort to seize control of your company at the upcoming Annual Meeting scheduled for May 28, 1998.

         Your Board believes that Teachers does not represent the best long-term interests of ALL the stockholders. We also believe that their proxy materials contain numerous wrong and misleading statements about the company, its Board and management.


YOUR BOARD AND MANAGEMENT HAVE PUT IN PLACE A TURNAROUND STRATEGY THAT IS NOW STARTING TO SHOW RESULTS.

NOW IS NOT THE TIME TO JEOPARDIZE THAT PLAN AND THE FUTURE VALUE OF YOUR INVESTMENT BY TURNING OVER CONTROL OF YOUR BOARD TO TEACHERS' HAND PICKED SLATE.


         We have developed and put in place a business plan designed to continue the turnaround of operating performance at the company that started in the last half of 1997 and to increase stockholder value. Our strategy to rebuild our brand by improving operating standards, advertising effectiveness and comparable store sales while maximizing profitability has already shown significant results.

         As part of the effort to rebuild the brand, we have begun a remodeling program designed to communicate freshness, vitality and relevance in our fiercely competitive marketplace. In a short space of time, the remodeling program has demonstrated results by increasing sales at these stores by 10.5% in the first quarter of 1998 vs. the first quarter of 1997.

         Our program is producing solid results. Do not be misled by Teachers' message of doom and gloom. Consider, instead, the reality:


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         o        Comparable  store sales increased by 1.8% in the third quarter of 1997, by .6% in the fourth quarter of 1997, by 2.6% in the first quarter of 1998, and by 1.9% in April of 1998, over the same periods in the prior year. As mentioned above, sales at the remodeled units increased by 10.5% in the first quarter of 1998.

         o Income before special charges and credits has also been increasing dramatically, by $757,000 in the fourth quarter of 1997, an 89% increase, and by $1,264,000 in the first quarter of 1998, an astonishing 166% increase.

WE HAVE BEGUN THE RETURN TO PROFITABILITY, WHICH WILL IMPROVE THE VALUE OF ALL THE SHAREHOLDERS INVESTMENTS. DO NOT PUT THAT AT JEOPARDY BY TURNING OVER CONTROL TO TEACHERS.

         We believe that the first step to improved value for ALL the shareholders is to restore the company to profitability. As a solidly profitable company showing strong operating results, we will have more flexibility to bring about increased shareholder value.

         Early this year, we engaged a well-known and respected investment banking firm to advise your company on ways to increase shareholder value. Based on their advice, management has concluded that stability for the company and adding a few more quarters of positive operating results is the key to recognizing the full value of the company for ALL shareholders. Do not let Teachers' individual motives derail the successful program management has put in place to recognize this value for ALL stockholders.

                          DO NOT BE MISLED BY TEACHERS
                             BE GUIDED BY THE FACTS

         Your Board is very concerned by Teachers' efforts to seize control of your company in a lastminute solicitation containing many inaccuracies and misstatements. As you consider your vote on these important matters, please carefully consider the following:

         o We contacted Teachers in December 1997 to request recommendations for nominees for election as directors. Teachers did not respond to this request until it made a filing with the SEC on April 14, 1998. After this filing, the Company met with Teachers in an attempt to address Teachers' concerns, but Teachers was inflexible.

         o The board of directors approved increasing its size from seven to nine on February 26, 1998, well before becoming aware of Teachers' Schedule 13D filing on March 6, 1998, indicating it might seek proxies to elect candidates nominated by Teachers.

         o Do you really believe that Teachers' handpicked list of nominees will not be influenced by Teachers and will act independently of Teachers in the best interest of ALL shareholders?

         o Senior management compensation arrangements are in line with industry standards. Pay grades for senior management were approved by the board in 1997, a board which included Teachers' nominees, Mr. Osnos and Ms. Hopgood.


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         o        Contrary to  Teachers'  assertions,  the company does not have any "golden parachutes." Mr. Papit's employment agreement includes a severance provision calling for a severance payment of 18 months' salary. Again, contrary to Teachers' assertions, severance is not payable in the event of termination for cause.

         o Teachers has made numerous unsubstantiated accusations and claims but Teachers' proxy materials disclose no plan to operate the Company and no plan to improve shareholder value.

         o We believe Teachers wants to auction the Company in a fire sale. Management believes that a fire sale is not the best way to realize potential shareholder value, especially when the operating results are improving so dramatically.

         IF YOU RECEIVE A PROXY CARD FROM TEACHERS, DO NOT SIGN OR RETURN IT.


                                                  FURR'S/BISHOP'S, INCORPORATED

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